Exhibit 16.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

January 3, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:   My Size, Inc.

         Commission File Number: 001-37370

Commissioners:

We have read Item 4.01 of Form 8-K dated December 28, 2016, of My Size, Inc. (the “Company”) and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive loss, shareholders’ equity and cash flows for the years then ended.

Very truly yours,

Weinberg & Baer LLC